Exhibit 10.2

WARRANT SETTLEMENT AGREEMENT

THIS WARRANT SETTLEMENT AGREEMENT (“Agreement”), dated as of                     , 200     (the “Effective Date”), by and between                                          (the “Holder”), and ARC CORPORATE REALTY TRUST, INC., a Maryland corporation (the “Corporation”) provides as follows.

RECITALS:

A. The Corporation is a Maryland corporation that operates as a real estate investment trust in accordance with the requirements of the Internal Revenue Code of 1986, as amended.

B. Holder holds a warrant dated                                  (the “Warrant”) to purchase up to                      (            ) shares of the Corporation’s Class A Common Stock which is fully exercisable. Capitalized terms not otherwise defined herein have their respective meanings provided for in the Warrant.

C. The Board of Directors of the Corporation adopted a Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation”) on February 8, 2006 and the Plan of Liquidation was approved by the stockholders of the Corporation on October 12, 2006. Pursuant to the Plan of Liquidation, the Corporation will sell its assets, pay or otherwise make arrangements for satisfaction of its liabilities, and distribute all remaining assets to its stockholders in liquidating distributions. The final amount of liquidating distributions per share will not be known until the liquidation process has been completed. In order to facilitate the liquidation of the Corporation pursuant to the Plan of Liquidation, the parties wish to agree to the terms on which the value represented by the Warrant will be paid to the Holder.

AGREEMENT:

NOW, THEREFORE, in consideration of the above recitals, the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder and the Corporation covenant and agree as follows:

1. Termination of Warrant. The Warrant is cancelled effective as of the Effective Date. Neither party thereto shall have any further rights or obligations pursuant to the Warrant except as expressly stated herein.

2. Determination and Payment of Warrant Value.

(a) The aggregate amount payable to Holder in consideration of the cancellation of the Warrant shall be equal to the aggregate value of liquidating distributions paid to holders of Common Stock less the Exercise Price multiplied by the maximum number of shares of Class A Common Stock for which the Warrant is exercisable (the “Maximum Warrant Shares”).

(b) From and after such time as all stockholders have received liquidating distributions in the aggregate amount equal to the Exercise Price, at the same time as any additional liquidating distributions are paid to the stockholders, the Corporation shall pay to the Holder an amount equal to the amount per share paid to the stockholders multiplied by the Maximum Warrant Shares.

3. Right of Holder to Payments.

(a) The right of the Holder to receive payments from the Corporation hereunder shall be the right to receive payments at the same time and in the same amount per share as liquidating distributions are paid to the stockholders, which right shall commence only if and when the stockholders shall have received liquidating distributions per share in an aggregate amount equal to the Exercise Price. All rights of the Holder to receive payments hereunder shall be pro rata and pari passu with the rights of the stockholders to receive such payments of liquidating distributions, and the Holder shall not be deemed a creditor of the Corporation except to the extent that the Corporation has not paid to the Holder amounts due hereunder.

(b) If the stockholders of the Corporation shall be required to return to the Corporation any amount of liquidating distributions in excess of the Exercise Price, whether as a result of claims brought against the Corporation or any liquidating trust by a creditor of the Corporation or otherwise, the Holder shall pay to the Corporation the same excess amount per share that stockholders are required to pay to the Corporation.

(c) Holder acknowledges that the Corporation has made no representations to the Holder concerning the taxation of the transactions provided for in this Agreement, and that the Corporation has recommended to Holder that he seek the advice of his independent tax advisors regarding such matters.

4. Formation of a Liquidating Trust. If the Corporation shall, pursuant to the Plan of Liquidation, transfer all of it asset and liabilities to a liquidating trust, the obligations of the Corporation hereunder shall be obligations of the liquidating trust.

5. Further Assurances. Each party, without further consideration, shall promptly take such actions and shall promptly execute and deliver such documents as may be reasonably requested by another party hereto (or by its employees, agents, or representatives) to effectuate, evidence, authorize, or approve the transactions contemplated in this Agreement.

6. Waivers. All rights and remedies available at law, in equity or under the terms of this Agreement or any other agreement or instrument executed in connection herewith shall be cumulative, and waivers thereof (a) shall not be implied from the prior acts or omissions, or based solely upon the oral representations, of a party hereto; and (b) shall not be effective or binding unless, and then only to the extent that, a party hereto signs an express written waiver of rights or remedies and causes such written waiver to be delivered to the party for whose benefit such written waiver is made.

7. Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Maryland, without regard to any conflicts of law provisions thereof to the contrary.

8. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the matters addressed herein and all prior agreements, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement have been merged and integrated into, and are superseded by, the provisions of this Agreement.

9. Severable Provisions. All provisions in this Agreement are severable and each valid and enforceable provision shall remain in full force and effect, notwithstanding any determination binding upon the parties hereto that certain provisions of this Agreement are invalid and unenforceable.

10. Modification; Assignment and Delegation. This Agreement shall not be modified by the parties hereto unless, and then only to the extent that, a written modification is executed by all of the parties or their respective assigns or successors in title or interest. There shall be no assignment, delegation or transfer of any rights or duties under this Agreement without the express written consent of each party hereto, and any attempted assignment, delegation or transfer without such consent shall be void.

11. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted assigns and successors in title or interest.

12. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement to be effective for all purposes as of the date first written above.

HOLDER:		[name of Holder]

CORPORATION:	ARC CORPORATE REALTY TRUST, INC.

	By:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

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